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                                                                    EXHIBIT 12.3

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 For the Six
                                                 Months Ended                  For the Years Ended
                                                   June 30,                        December 31,
                                              ------------------------------------------------------------------
                                                2005      2004      2004      2003      2002      2001      2000
                                              ------------------------------------------------------------------
                                                                  (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations       $295      $291      $550      $815      $781      $644      $521
Fixed Charges                                    109       114       225       219       219       213       209
Capitalized Interest                             (52)      (60)     (107)     (106)      (93)      (62)      (11)
Preferred Stock Dividend Requirements              -         -         -         -         -         -         -
                                              ------------------------------------------------------------------
Total Earnings                                  $352      $345      $668      $928      $907      $795      $719
                                              ==================================================================

Fixed Charges as Defined in
Regulation S-K(B)

Interest Expense                                $108      $114      $224      $217      $217      $206      $209
Preferred Securities Dividends Requirements
   of Subsidiaries                                 -         -         -         -         -         -         -
Interest Factor in Rentals                         1         -         1         2         2         7         -
                                              ------------------------------------------------------------------
Total Fixed Charges                             $109      $114      $225      $219      $219      $213      $209
                                              ==================================================================

Ratio of Earnings to Fixed Charges              3.23      3.03      2.97      4.24      4.14      3.73      3.44
                                              ==================================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.